N E W S    R E L E A S E

FOR IMMEDIATE RELEASE

Contacts:

Phone: 770-419-3355
CryoLife D. Ashley Lee Executive Vice President, Chief Financial Officer and Chief Operating Officer Phone: 770-419-3355	The Ruth Group Nick Laudico / Zack Kubow 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

CryoLife Appoints Pat Mackin as President and Chief Executive Officer

ATLANTA, GA…(July 10, 2014)…CryoLife, Inc. (NYSE: CRY), a leading medical device and tissue processing company focused on cardiac and vascular surgery, announced today that its Board of Directors has appointed James Patrick (Pat) Mackin, age 47, as President and Chief Executive Officer, effective September 2, 2014.  Mr. Mackin is expected to be appointed to the Company’s Board of Directors after his employment begins.

Steven G. Anderson will continue to serve CryoLife as its President and Chief Executive Officer until Mr. Mackin’s employment begins and then continue as its Executive Chairman.

Steven G. Anderson stated, “We are excited to have Pat Mackin join us as our Chief Executive Officer and President.  We believe he is an ideal leader for CryoLife given his strong background in cardiac and vascular medical devices and broad international sales and marketing experience.  In addition, Pat’s accomplishments, professionalism and commitment to excellence complement the culture, mission and values of CryoLife perfectly.  I am confident that Pat will bring significant value as we continue to execute on our growth strategy and, personally, I am greatly looking forward to working with him.”

Pat Mackin commented, “In CryoLife, I found the right combination of culture, innovation and a shared long-term vision.  The Company is in a strong position to continue building on its leadership in cardiac and vascular surgery with its existing products, new product pipeline and continued business development activity.  I look forward to contributing to the growth strategy and I am excited by the opportunity to become part of a great team and feel privileged to join the CryoLife family as we work together to deliver great solutions to the marketplace.”

Mr. Mackin joins CryoLife from Medtronic, Inc., where he most recently served as President of Cardiac Rhythm Disease Management, the company’s largest operating division.  Mr. Mackin is a highly respected professional with more than 20 years of medical device industry experience.  At Medtronic, he previously held the positions of Vice President, Vascular, Western Europe and Vice President & General Manager, Endovascular Business Unit.

Prior to joining Medtronic in 2002, Mr. Mackin worked for six years at Genzyme, Inc. serving as its Senior Vice President & General Manager for the Cardiovascular Surgery Business Unit and, earlier, as Director of Sales, Surgical Products division.  Before joining Genzyme, he spent four years at Deknatel/Snowden-Pencer, Inc. in various roles and three years as a First Lieutenant in the United States Army.

Mr. Mackin received a Master’s in Business Administration from Northwestern University’s Kellogg Graduate School of Management and is a graduate of the United States Military Academy at West Point.

About CryoLife, Inc.

CryoLife, Inc. is a leader in medical device manufacturing and distribution and in the processing and distribution of implantable living human tissues for use in cardiac and vascular surgeries.  It operates throughout the U.S. and internationally.  CryoLife manufactures and distributes BioGlue® Surgical Adhesive, an FDA-approved adjunct to sutures and staples for use in adult patients in open surgical repair of large vessels.  BioGlue is also CE marked in Europe for use in soft tissue repair and has received additional marketing approvals in several other countries throughout the world.  CryoLife’s BioFoam® Surgical Matrix is CE marked in Europe for use as an adjunct in the sealing of abdominal parenchymal tissues (liver and spleen) when cessation of bleeding by ligature or other conventional methods is ineffective or impractical.  CryoLife distributes PerClot®, an absorbable powdered hemostat, in Europe and other select international countries.  CryoLife, through its subsidiary Cardiogenesis Corporation, specializes in the treatment of coronary artery disease for severe angina using a laser console system and single-use, fiber-optic handpieces to perform a surgical procedure known as Transmyocardial Revascularization (TMR).  CryoLife and its subsidiary Hemosphere, Inc. market the HeRO® Graft, which is a solution for end-stage renal disease in certain hemodialysis patients.  CryoLife’s CryoValve® SG pulmonary heart valve, processed using CryoLife’s proprietary SynerGraft® technology, has FDA 510(k) clearance for the replacement of diseased, damaged, malformed, or malfunctioning native or prosthetic pulmonary valves.  CryoLife’s CryoPatch® SG pulmonary cardiac patch has FDA 510(k) clearance for the repair or reconstruction of the right ventricular outflow tract (RVOT), which is a surgery commonly performed in children with congenital heart defects.

Statements made in this press release that look forward in time or that express management's beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates and assumptions that may cause actual results to differ materially from current expectations.  These statements include those regarding Mr. Mackin’s future contribution and CryoLife’s future success, and are subject to a number of risks and uncertainties, including our dependence on revenues from BioGlue and the risks inherent in (i) manufacture and sale of medical devices and processing, preservation, and distribution of human tissues, (ii)  our strategy of acquiring companies, divisions, technologies, products, and rights through licenses, distribution agreements, investments, and acquisitions to grow our business, (iii) changes in healthcare policy in the United States, (iv) competition from other companies engaged in our lines of business, (v) the difficulty of  developing and successfully introducing new products and services in our lines of business, (vi) consolidation in the healthcare industry, (vii) protecting our intellectual property rights, including patents. These risks and uncertainties, together with others, are detailed in in our Securities and Exchange Commission filings, including our Form 10-K filing for the year ended December 31, 2013 and the Company's other SEC filings.  The Company does not undertake to update its forward-looking statements.

For additional information about the company, visit CryoLife’s website:

   http://www.cryolife.com.